EX-99.B(h)ssaexc

EXHIBIT C

		Bond or
Name of Bond		Policy No.	Insurer
-----------------		------------	--------
Investment Company Blanket Bond Form		87015105B	ICI Mutual Insurance Company

Fidelity	$28,200,000
Audit Expense	50,000
On Premises	28,200,000
In Transit	28,200,000
Forgery or Alteration	28,200,000
Securities	28,200,000
Counterfeit Currency	28,200,000
Uncollectible Items of Deposit	25,000
Phone-Initiated Transactions	28,200,000
Computer Security	28,200,000

Directors and Officers/		87015105D	ICI Mutual Insurance Company
Errors and Omissions Liability
Insurance Form
Total Limit	$25,000,000

Blanket Lost Instrument Bond (Mail Loss)		30S100639551	Travelers

Blanket Undertaking Lost Instrument
Waiver of Probate		42SUN339806	Hartford Casualty Insurance

Effective November 30, 2005